Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 16, 2016, with respect to the consolidated financial statements of Novation Companies, Inc. as of and for the year ended December 31, 2015, included in the company's Annual Report on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said report in the Registration Statements of Novation Companies, Inc. on Form S-8 (File No. 333-196909 and File No. 333-116998).

/s/ GRANT THORNTON LLP
Kansas City, Missouri
October 25, 2017